SIXTH AMENDMENT TO
CREDIT AGREEMENT

THIS SIXTH AMENDMENT (“Amendment”) dated as of October 31, 2013, by and between Perceptron, Inc. (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A. Company and Bank entered into an Amended and Restated Credit Agreement dated as of November 16, 2010, as amended (“Agreement”).

B. Company and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The definition of Revolving Credit Maturity Date in Section 1 of the Agreement is amended to read as follows:

“Revolving Credit Maturity Date” shall mean November 2, 2015.

2. The following definitions are deleted from Section 1 of the Agreement:

“Letter of Credit”

“Letter of Credit Reserve”

3. Section 2 of the Agreement is amended to read in its entirety as follows:

“2. THE INDEBTEDNESS: Revolving Credit

“2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Six Million Dollars ($6,000,000) in aggregate principal amount at any one time outstanding; provided that the aggregate outstanding amount of Advances plus the Foreign Exchange Reserve shall never exceed Six Million Dollars ($6,000,000). All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement and the Revolving Credit Note.

“2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest as provided in the Revolving Credit Note.

“2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a request for advance as provided in the Revolving Credit Note, subject to the following:

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(a) the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2 and the Foreign Exchange Reserve shall not exceed Six Million Dollars ($6,000,000);

(b) a request for an Advance, once delivered to Bank, shall not be revocable by Company.

“2.4 Company may prepay all or part of the outstanding balance of the Advance(s) as provided in, and subject to the terms of, the Revolving Credit Note.

“2.5 For a period of thirty (30) days each calendar year (which days need not be consecutive), the Advances under the Revolving Credit Note shall be $0. Company shall make all payments necessary to comply with this provision.

“2.6 [Reserved].

“2.7 Company agrees to pay to Bank a commitment fee on the average daily balance of the unused portion of the revolving credit commitment at the rate of the Applicable Commitment Fee per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first day of each July, October, January and April (commencing January 1, 2014) and on the Revolving Credit Maturity Date.

“2.8 Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital purposes and for Capital Expenditures.”

4. Section 8.8 of the Agreement is amended to read as follows:

“8.8 Declare or pay any dividends or make any other distribution upon its stock except (a) dividends payable in the stock of Company and (b) dividends in an amount not to exceed $2,500,000 in any fiscal year of Company paid in cash so long as at the time declared and paid and after giving effect thereto no Event of Default (or default which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing.”

5. Section 10.1 of the Agreement is amended to read in its entirety as follows:

“10.1 Upon occurrence of any of the following events of default:

(a) non-payment of any installment of the principal of the Note when due;

(b) non-payment of any interest on the Notes when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof;

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(c) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 7 or set forth in Section 8;

(d) default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

(e) any material representation or warranty made by Company or any other Person herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(f) default in the observance or performance of any of the conditions, covenants or agreements of Company or any other Person set forth in any collateral document which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder and continuance for ten (10) days;

(g) default in the payment of any other obligation of Company, any Subsidiary or any Guarantor for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(h) judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company, any Subsidiary or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(i) the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on Company, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

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(j) if there shall be any change for any reason in the management, ownership or control of Company or any Subsidiary which in the sole reasonable judgment of Bank materially adversely affects Company;

(k) if any of the Guaranties is revoked;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all Indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice and demand, and Bank shall not be obligated to make further Advances hereunder.”

6. Section 10.2 of the Agreement is amended to read in its entirety as follows:

“10.2 If a creditors’ committee shall have been appointed for the business of Company, any Subsidiary or any Guarantor in connection with any bankruptcy or insolvency; or if Company, any Subsidiary or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company, any Subsidiary or any Guarantor, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company, any Subsidiary or any Guarantor, then the Note and all Indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances under this Agreement.”

7. Section 10.6 of the Agreement is amended to read in its entirety as follows:

“10.6 [Reserved].”

8. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

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9. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

10. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank and (b) execution by the Guarantor of an Amendment to and Affirmation of Guaranty in form satisfactory to Bank.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		PERCEPTRON, INC.

By:	/s/ Robert A. Rosati	By:	/s/ John H. Lowry, III
Robert A. Rosati

Its:	Vice President	Its:	/s/ Vice President, CFO

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AMENDMENT TO AND AFFIRMATION OF GUARANTY

THIS AMENDMENT TO AND AFFIRMATION OF GUARANTY (“Amendment”) is dated as of October 31, 2013, between PERCEPTRON GLOBAL, INC. (“Guarantor”) and COMERICA BANK (“Bank”).

RECITALS:

A. Guarantor executed and delivered to Bank a Guaranty dated as of October 24, 2002 with respect to the obligations and indebtedness of Perceptron, Inc. (“Borrower”) to Bank (as amended or otherwise modified from time to time, the “Guaranty”).

B. Guarantor and Bank desire to amend the Guaranty as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor and Bank agree as follows:

1. The following sentence is added to the end of the first paragraph of the Guaranty as follows:

“Notwithstanding anything to the contrary in this Guaranty, the term ‘Indebtedness’ shall not include any obligation of Borrower to Bank with respect to a ‘swap,’ as defined in Section 1(a)(47) of the Commodity Exchange Act (‘CEA’), entered into on or after October 12, 2012, if at the time that swap is entered into, the undersigned is not an ‘eligible contract participant,’ as defined in Section 1(a)(18) of the CEA.”

2. Guarantor affirms Guarantor’s obligations to Bank under the Guaranty and acknowledges that, except as amended by this Amendment, all of the terms and conditions of the Guaranty shall remain in full force and effect, subject to no setoff, defense or counterclaim.

3. Guarantor confirms that no affirmation (including without limit this Amendment) is required by the terms of the Guaranty and need not be obtained in connection with any prior or future waivers or amendments or extensions of additional credit to Borrower.

4. This Amendment shall be effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

COMERICA BANK		PERCEPTRON GLOBAL, INC.

By:	/s/ Robert A. Rosati	By:	/s/ John H. Lowry, III
Robert A. Rosati

Its:	Vice President	Its:	Vice President, CFO